EXHIBIT 99.1

Disclosure Regarding Option Exchange Program from Form S-1 of

PalmSource, Inc.

Our board of directors recently authorized a program whereby eligible employees will have the opportunity to exchange certain of their outstanding, unexercised options to purchase our common stock for new options. Participation by employees is completely voluntary. Members of our board of directors and our executive officers will not be permitted to participate in this offer.

The option exchange offer will be made to all eligible employees for all vested and unvested options with exercise prices equal to or greater than $30.00 per share. If tendered for exchange, new options will be granted on a one-for-one basis no sooner than six months and one day after the date of cancellation of the old options, at an exercise price equal to the closing price per share of our common stock on the new option grant date as reported on the Nasdaq National Market during regular trading hours.

Each new option granted with respect to an exchanged option will vest as to one-third (1/3) of the shares covered by such new option six (6) months after the new option grant date and the remaining shares covered by such new option will vest with respect to one-third (1/3) of the shares covered by such new option twelve (12) months after the new option grant date and with respect to one-third (1/3) of the shares covered by such new option eighteen (18) months after the new option grant date.

We expect to file with the Securities and Exchange Commission, on or about April 1, 2004, a Tender Offer Statement on Schedule TO that will provide additional information concerning the exchange program, including the detailed terms and conditions thereof.

We have not commenced the option exchange offer and holders of our options are strongly advised to read the Schedule TO and other documents to be filed with the Securities and Exchange Commission in connection with the option exchange offer when they become available, because they will contain important information. Holders of our options may obtain copies of these documents for free, when available, at the Securities and Exchange Commission website located at www.sec.gov or from our Human Resources Department, Attention: Ken Boehm, Telephone Number: (408) 400-3000, facsimile number: (408) 400-1940, e-mail: stock@palmsource.com.